Exhibit 3.54

BY-LAWS

SANITARY–DASH MANUFACTURING CO. , INC.

Article I.

MEETING OF STOCKHOLDERS.

Sec. 1. ANNUAL MEETING. The annual meeting of Stockholders shall be held at the principal office of the Corporation, in the Town of Thompson, on the 30th day of April of each year, at one o’clock in the afternoon of that day. If the day so designated falls upon a Sunday or a legal holiday, then the meeting shall be held upon the first secular day thereafter. The Secretary shall serve personally, or by mail, a written notice thereof, addressed to each stockholder at his address as it appears on the stock book; but at any meeting at which all stockholders shall be present, or of which all stockholders not present have waived notice in writing, the giving of notice as above required may be dispensed with.

Sec. 2. QUORUM. The presence, in person or by proxy, of the holders of a majority of the outstanding stock entitled to vote shall be necessary to constitute a quorum for all the transaction of business, but a lesser number may unanimously adjourn to some future time not less than nor more than thirty (30) days later, and the Secretary shall thereupon give at least five days notice by mail to each stockholder entitled to vote who was absent from such meeting.

Sec. 3. SPECIAL MEETINGS. Special Meetings of Stockholders other than those regulated by statute, may be called at any time by a majority of the Directors. Notice of such meeting stating the purpose for which it is called shall be served personally or by mail, not less than 30 days before the date set for such meeting. If mailed, it shall be directed to a stockholder at his address as it appears on the stock book; but at any meeting at which all stockholders shall be present, or of which stockholders not present have waived notice in writing, the giving of notice as above described may be dispensed with. The Board of Directors shall also, in like manner, call a special meeting of stockholders whenever so requested in writing by stockholders representing not less than 25% of the capital stock of the company. No business other than that specified in the call for the meeting, shall be transacted at any meeting of the stockholders.

Sec. 4. VOTING. At all meetings of the Stockholders all questions, the manner of deciding which is not specifically regulated by statute, shall be determined by a majority vote of the Stockholders present in person or by proxy; provided, however, that any qualified voter may demand a stock vote, in which case each Stockholder present, in person or by proxy, shall be entitled to cast one vote for each share of stock owned or represented by him. All voting shall be viva voce, except that a stock vote shall be ballot, each of which shall state the name of the Stockholder voting and the number of shares owned by him, and in addition, if such ballot be cast by proxy, the name of the proxy shall be stated. The casting of all votes at special meetings of stockholders shall be governed by the provisions of the Corporation Laws of this State.

Sec. 5. ORDER OF BUSINESS. The order of business at all meetings of the stockholders, shall be as follows:

1.	Roll Call.

2.	Proof of notice of meeting or waiver of notice.

3.	Reading of minutes of preceding meeting.

4.	Reports of Officers.

5.	Reports of Committees.

6.	Election of Inspectors of Election.

7.	Election of Directors.

8.	Unfinished Business.

9.	New Business.

Article II.

AMENDMENTS TO BY–LAWS

“Sec. 1. NUMBER. The affairs and business of this Corporation shall be managed by a Board of not more than seven (7) Directors, who need not be stockholders of record.’

(Adopted at Special Meeting of Stockholders January 19, 1984 (page 426) effective December 1, 1981)

“Sec. 2. HOW ELECTED. At the Annual Meeting of the Stockholders, any number of Directors shall be nominated and, if seven (7) or fewer persons are nominated, then each person so nominated, who shall receive a majority of the votes cast, shall be elected as a Director. Where more than seven (7) persons shall be nominated to be Directors at an Annual Meeting of the Stockholders, then each of the seven (7) persons receiving the highest plurality of the votes cast shall be elected as a Director. Those so elected at the Annual Meeting of the Stockholders shall constitute the Board of Directors for the ensuing year and until their successors are elected and qualify. Nothing herein contained shall affect the right to cumulative voting, as provided for in the Certificate of Incorporation.”

(Adopted at a Special Meeting of the Stockholders, August 7, 1986 (pages 498-499) effective immediately)

the annual meeting of the Stockholders, and at such other times as the Board of Directors may determine. Special meetings of the Board of Directors may be called by the President at any time, and shall be called by the President or the Secretary upon the written request of two(2) directors.

Sec. 6. NOTICE OF MEETINGS. Notice of meetings, other than the regular annual meetings shall be given by service upon each Director in person, or by mailing to him at his last known post-office address, at least ten (10) days before the date therein designated for such meeting, including that day of mailing, of a written or printed notice thereof specifying the time and place of such meeting, and the business to be brought before the meeting and no business other than that specified in such notice shall be transacted at any special meeting. At any meeting at which every member of the Board of Directors shall be present, although held without notice, any business may be transacted which might have been transacted if the meeting had been duly called.

Sec. 7. QUORUM. At any meeting of the Board of Directors, two-thirds of the Board shall constitute a quorum for the transaction of business; but in the event of a quorum not being present, a less number may adjourn the meeting to some future time, not more than thirty days later.

Sec. 8. VOTING. At all meetings of the Board of Directors, each Director is to have one vote, irrespective of the number of shares of stock that he may hold.

“Sec. 9. VACANCIES. Vacancies in the Board include (i) those caused by the resignation, removal, death or other cause, whereby a Director elected at the most recent Annual Meeting of the Stockholders no longer serves as such, and (ii) those caused by the creation of new directorships at any time when there are fewer than seven (7) Directors. Any vacancies in the Board which occur between Annual Meetings shall be filled for the unexpired portion of the term by a majority of the remaining Directors; and in lieu of the term provided for in Sections 2 and 3 of this Article, any Director, who is so elected by a majority of the Directors to fill any vacancy which occurs between Annual Meetings, shall hold office until the next Annual Meeting of the Stockholders and thereafter until his successor has been elected and qualified.

Article III.

OFFICERS

Sec. 1. NUMBER. The officers of this Company

“SEC. 1. NUMBER. The officers of this Company shall be a Chairman of the Board (of directors), a President, one or more Vice-Presidents, a Secretary and a Treasurer, and such other officers as the Board may determine, who shall have such duties, powers and functions as hereinafter provided. All officers may be elected or appointed by the Board. Any officer may hold more than one office.”; and it is further of the officers of the Company shall be as follows:

PRESIDENT.

The President shall preside at all meetings of the Board of Directors and Stockholders.

He shall present at each annual meeting of the Stockholders and Directors a report of the condition of the business of the Company.

He shall cause to be called regular and special meetings of the Stockholders and Directors in accordance with these By-Laws.

He shall appoint and remove, employ and discharge,

AMENDMENTS TO BY-LAWS EFFECTIVE July 30, 1979 Originals at pages 297-299 of Minute Book statutes are properly kept, made and filed according to law. The President or the Chairman each shall have the power and right to sign all certificates of stock, notes, drafts or bills of exchange, warrants or other orders for the payment of money duly drawn by the Treasurer.”

“Sec. 3. DUTIES OF OFFICERS. The duties and powers of the officers of the Company shall be as follows:

A. CHAIRMAN OF THE BOARD

The Chairman of the Board shall preside at all meetings of the Board of Directors and Stockholders. He shall present at each annual meeting of the Stockholders and Directors a report of the condition of the business of the Company. He shall cause to be called regular and special meetings of the Stockholders and Directors in accordance with these By-Laws.

SECRETARY.

The Secretary shall keep the minutes of the meetings of the Board of Directors and of the Stockholders in appropriate books.

He shall give and serve all notices of the Corporation.

He shall be custodian of the records and of the seal, and affix the latter when required.

He shall keep the stock and transfer books in the manner prescribed by law, so as to show at all times the amount of capital stock, the manner and the time the same was paid in, the names of the owners thereof, alphabetically arranged, their respective places of residence, their post-office address, the number of shares owned by each, the time at which each person became such owner, and the amount paid thereon; and keep such stock and transfer books open daily during business hours at the office of the Corporation, subject to the inspection of any Stockholder of the Corporation, and permit such Stockholder to make extracts from said books to the extent and as prescribed by law.

He shall sign all certificates of stock.

He shall present to the Board of Directors at their stated meetings all communications addressed to him officially by the President or any officer or shareholder of the Corporation.

He shall attend to all correspondence and perform all the duties incident to the office of Secretary.

TREASURER.

The Treasurer shall have the care and custody of and be responsible for all the funds and securities of the Corporation, and deposit all such funds in the name of the Corporation in such bank or banks, trust company or trust companies or safe deposit vaults as the Board of Directors may designate.

He shall sign, make, and endorse in the name of the Corporation, all checks, drafts, warrants and orders for the payment of money, and pay out and dispose of same and receipt therefor, under the direction of the President or the Board of Directors.

He shall exhibit at all reasonable times his books and accounts to any director or stockholder of the Company upon application at the office of the Corporation during business hours.

He shall render a statement of the condition of the finances of the Corporation at each regular meeting of the Board of Directors, and at such other times as shall be required of him, and a full financial report at the annual meeting of the stockholders.

He shall keep at the office of the Corporation, correct books of account of all its business and transactions and such other books of account as the Board of Directors may require.

He shall do and perform all duties pertaining to the office of Treasurer.

While the same shall in no way he binding upon the Corporation, it is anticipated that the practice of the Corporation shall be to have the same individual serving in the office of Secretary-Treasurer.

Sec. 4. BOND. The Treasurer shall, if required by the Board of Directors, give to the Company such security for the faithful discharge of his duties as the Board may direct.

Sec. 5. VACANCIES, HOW FILLED. All vacancies in any office, shall be filled by the Board of Directors without undue delay, at its regular meeting, or at a meeting specially called for that purpose.

Sec. 6. COMPENSATION OF OFFICERS. The officers shall receive such salary or compensation as may be determined by the Board of Directors.

Sec. 7. The Board of Directors may remove any officer, by a two-thirds vote, at any time with or without cause.

Article IV.

Sec. 1.SEAL. The seal of the corporation shall be as follows:-

A ringed border with the name SANITARY-DASH MANUFACTURING CO., INC. and the inner circle bearing the legend “Corporate Seal-1959-Connecticut”.

Article V.

CERTIFICATES OF STOCK.

Sec. 1. DESCRIPTION OF STOCK CERTIFICATES. The certificates of stock shall be numbered and registered in the order in which they are issued. They shall be bound in a book and shall be issued in consecutive order therefrom, and in the margin thereof shall be entered the name of the person owning the shares therein represented, with the number of shares and the date thereof. Such certificates shall exhibit the holder’s name and the number of shares. They shall be signed by the President or Vice-President, and countersigned by the Secretary or Treasurer and sealed with the seal of the Corporation.

Sec. 2. TRANSFER OF STOCK. The stock of the corporation shall be assignable and transferable on the books of the Corporation only by the person in whose name it appears on said books, or his legal representatives. In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the Secretary. In all Cases of transfer, the former certificate must be surrendered up and cancelled before a new certificate be issued. No transfer shall be made upon the books of the Corporation within ten days next preceding the annual meeting of the shareholders.

Article VI.

DIVIDENDS.

Sec. 1. WHEN DECLARED. The Board of Directors shall by vote declare dividends from the surplus profits of the Corporation whenever, in their opinion, the condition of the Corporation’s affairs will render it expedient for such dividends to be declared.

Article VII.

BILLS, NOTES, etc.

Sec. 1. HOW MADE. All bills payable, notes, checks or other negotiable instruments of the Corporation shall be made in the name of the Corporation, and shall be signed by any two (2) of the following officers of the Corporation: the President, the Vice-President, the Secretary and the Treasurer (When the same person occupies the office of Secretary-Treasurer, and signs any of the foregoing, an other officer must also sign such instrument). No officer or agent of the Corporation, either singly or Jointly with others, shall have the power to make any bill payable, note, check, draft or warrant or other negotiable instrument, or endorse the same in the name of the Corporation, or contract or cause to be contracted any debt or liability in the name of or in behalf of the Corporation, except as herein expressly prescribed and provided.

Article VIII.

AMENDMENTS.

Sec. 1. HOW AMENDED. These By-Laws may be altered, amended, repealed or added to by an affirmative vote of the stockholders representing two-thirds of the whole capital stock, at an annual meeting or at a special meeting called for that purpose, provided that a written notice shall have been sent to each stockholder of record, which notice shall state the alterations, amendments or changes which are proposed to be made in such By-Laws. Only such changes as have been specified in the notice shall be made. If, however, all the stockholders shall be present at any regular or special meeting, these By-Laws may be amended by a unanimous vote, without any previous notice.

(End of By-Laws)